Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Corporate Communications
404-715-2554

Investor Relations
404-715-6679

Delta Air Lines Receives Interim Court Approval
For $2.05 Billion In Post-Petition Financing

Company Also Receives Continued Interim Approval Of Key “First Day Motions”
Enabling Continuation Of Normal Business Operations

ATLANTA, Sept. 16, 2005 - Delta Air Lines (NYSE: DAL) today announced that the U.S. Bankruptcy Court for the Southern District of New York has granted interim approval for the $2.05 billion in post-petition financing commitments the company has received to help support its business during its Chapter 11 reorganization. The court has also continued its interim approval of a series of “first day motions” that will facilitate Delta’s continued normal business operations.

On Friday, Judge Prudence C. Beatty granted Delta’s request for interim authorization to utilize up to $1.4 billion of the $1.7 billion in debtor-in-possession (DIP) financing committed to Delta by GE Commercial Finance and Morgan Stanley as Co-Lead Arrangers. The current market value and orderly liquidation value of the collateral supporting the DIP is appraised at approximately $3.8 billion and $3.4 billion, respectively. The court also granted interim authority for Delta to utilize $350 million of secured post-petition financing that American Express has agreed to provide. Altogether, Delta’s post-petition financing arrangements total $2.05 billion, an increase of approximately $1.07 billion from the company's pre-petition secured credit facilities. Those pre-petition facilities from GE Commercial Finance and American Express are being paid back as part of this arrangement. A hearing for final court authorization of Delta’s post-petition financing has been scheduled for October 6, 2005.

"We are very pleased to have passed this first critical milestone in our Chapter 11 proceedings,” said Edward Bastian, Delta’s Chief Financial Officer. “Delta’s ability to obtain more than $2 billion in new financing is an important and appreciated vote of confidence in our business plan and our people. With this increased liquidity and the court’s interim approval of the key first day motions, Delta will maintain normal business operations as we continue to transform our airline during the reorganization proceedings. We are proud of the commitment and professionalism demonstrated by the people of Delta in the first days of our Chapter 11 proceedings as they continue to deliver the level of service our customers expect from us.”

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Following a two-day hearing that ended Friday, Judge Prudence C. Beatty granted interim approval for more than 40 first day motions filed by Delta and its subsidiaries. Some of these motions had been previously addressed in a bridge order signed by the judge on the evening of Delta’s Chapter 11 filing on September 14, 2005.

Delta has now received court authorization to, among other things:

▪	Provide employee wages, health care coverage, vacation, sick leave and similar benefits without interruption;

▪	Honor tickets and reservations and provide refunds and exchanges as usual;

▪	Maintain the SkyMiles program and other customer service programs;

▪	Pay for fuel under existing fuel supply contracts, and honor existing fuel supply, pipeline and storage fuel contracts, into-plane service contracts and other fuel service arrangements;

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Assume interline agreements, clearinghouse agreements, Airline Reporting Corporation (ARC) agreements, billing and settlement plan agreements, cargo agreements, and the Universal Air Travel Plan (UATP) agreement;

▪	Pay pre-petition obligations owed to creditors who have provided goods and services in foreign countries; and

▪	Continue to use existing cash management systems and maintain existing bank accounts.

Delta and its subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the U.S. Bankruptcy Code on September 14, 2005. The case number is 05-17923-PCB. More information about Delta’s Chapter 11 filing is available on the Internet at delta.com/restructure. The post-petition financing and first day motions, as well as other court filings and legal information, are available online at deltadocket.com.

Delta Air Lines is the world’s second-largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 502 destinations in 88 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta's marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Customers can check in for flights, print boarding passes and check flight status at delta.com.

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Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain adequate liquidity, the possible imposition of a significant reserve or holdback under our credit card processing agreements, our ability to comply with financial covenants in our loan agreements, our debt and pension plan funding obligations, the cost of aircraft fuel, pilot early retirements, the effect of credit ratings downgrades, interruptions or disruptions in service at one of our hub airports, our increasing dependence on technology in our operations, labor issues, restructurings by competitors, the effects of terrorist attacks and competitive conditions in the airline industry.  Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q, filed with the Commission on August 15, 2005. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of September 16, 2005, and which Delta has no current intention to update.